Exhibit 99.1

The First Bancorp Reports 2010 Results

DAMARISCOTTA, ME, January 19 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the year ended December 31, 2010. Net income was $12.1 million, down $926,000 or 7.1% from 2009. Earnings per common share on a fully diluted basis were $1.10 for the year ended December 31, 2010, down $0.12 or 9.8% from the $1.22 posted in 2009.

The Company also announced unaudited results for the quarter ended December 31, 2010. Net income was $3.1 million, up $415,000 or 15.6% from the same period in 2009, and earnings per common share on a fully diluted basis of $0.28 were up $0.04 or 16.7% from the same period in 2009. Compared to the previous quarter, net income was down $118,000 or 3.7% and earnings per common share on a fully diluted basis were down $0.01 to $0.28 from $0.29.

“This was an extremely challenging year for all banks, including The First Bancorp,” observed Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “The economic downturn is now in its third year, and although there are a few signs of improvement, unemployment and lower housing prices continue to have a significant impact on the United States economy, and to a lesser extent, the Maine economy. Despite this, our financial performance in 2010 was quite good, and while slightly lower than in recent years, we continue to significantly outperform our national peer group.

“Net interest income declined by $3.1 million in 2010 compared to 2009, almost all due to our net interest margin dropping to 3.38% from 3.66% in 2009,” President Daigneault continued. “Margin compression was responsible for approximately $1.1 million of this change while $2.0 million was attributable to lengthening the maturity of our liabilities to reduce interest rate risk. The decision to extend liabilities early in the year was not taken easily, knowing that we would be paying up in the short term to reduce interest rate risk in the long term. That being said, our overall risk profile during this period of heightened credit risk necessitated this action.

“Non-interest income was down $3.6 million or 28.4% in 2010 compared to 2009,” President Daigneault noted. “The sale of the merchant credit card portfolio in 2009 was responsible for $2.1 million of this decline, however this was virtually offset by a comparable drop in non-interest expense. Mortgage origination income was also lower in 2010 as a result of a lower level of loans sold to the secondary market compared to 2009. Non-interest expense was down $1.5 million or 5.7% in 2010 compared to 2009. This was attributable to the decline in merchant credit card expense noted above.

“Non-performing loans stood at 2.39% of total loans at December 31, 2010 compared to 2.36% of total loans at September 30, 2010 and 1.95% at December 31, 2009,” President Daigneault said. “This compares favorably to non-performing loans at 3.66% for our peer group as of September 30, 2010, the latest peer data available. Net chargeoffs were $8.7 million or 0.94% of average loans in 2010 compared to net chargeoffs of $7.3 million or 0.75% of average loans in 2009.

“We provisioned $8.4 million for loan losses in 2010,” President Daigneault stated, “down $3.8 million or 30.9% from 2009. Although the allowance for loan losses decreased $321,000 during the year, it stands at 1.50% of outstanding loans at December 31, 2010 compared to 1.43% of outstanding loans at December 31, 2009. In Management’s opinion, the level of the allowance for loan losses is adequate, and the change in the level of the allowance is directionally consistent with the level of loans outstanding and shifts in economic conditions.”

“During 2010, total assets increased $62.4 million or 4.7%,” observed the Company’s Chief Financial Officer, F. Stephen Ward. “The investment portfolio provided all of our growth, with total investments increasing $128.2 million or 44.6%, with almost all of this increase in GNMA mortgage-backed securities, which have no credit risk since they are fully backed by the U.S. Government. The loan portfolio was down $64.9 million or 6.8%, with a decline in commercial loans, municipal loans and mortgages and an increase in home equity loans. On the liability side of the balance sheet, it was a good year for low-cost deposits which posted an increase of $22.6 million or 8.3%, and local certificates of deposit were up $8.2 million or 3.6%.

“In this period of prolonged economic weakness, remaining well capitalized has been a top priority,” Mr. Ward said. “Our total risk-based capital is in excess of 15.0%, well above the well-capitalized threshold of 10.0% set by the FDIC. We actually added $3.7 million to regulatory capital in 2010, primarily through retained earnings, and strong capital enabled the Company to maintain the dividend at 19.5 cents per share per quarter or 78 cents per share for the year. We paid out 70.9% of earnings in 2010 compared to 63.9% in 2009, and our dividend yield was 4.94% at December 31, 2010, based on the closing price of $15.79 per share.

“At year end, The First Bancorp’s shares were trading at a very healthy 1.58 times tangible book value,” Mr. Ward observed. “The December 31, 2010 closing price of $15.79 was up $0.37 or 2.40% over the closing price on December 31, 2009, and with dividends reinvested, our total return for the year was 8.14%. While we view this as a very respectable return, it lagged the broad market, as measured by the S&P 500, which had a total return of 15.06%, and our industry, with the NASD Bank Index posting a total return with dividends reinvested of 14.15%.”

 “Our core operating ratios in 2010 were very good,” said President Daigneault, “especially when compared to peer. While our return on average tangible common equity was 10.83% in 2010 compared to 12.54% in 2009, we were in the top 30% of all banks in our peer group, which had an average return of 2.81% as of September 30, 2010. Our efficiency ratio continues to be an important component in our overall performance, although it slipped to 48.15% in 2010 compared to 43.39% in 2009. This was the result of lower revenues and not due to a significant increase in operating expenses.

“Given the challenges presented by the weak economy in 2010, we are pleased with our performance for the year,” President Daigneault concluded. “While asset quality is not at the levels of a few years ago – as measured by past-due and non-performing loans – it has been relatively stable for the past year. Our financial performance continues to be much stronger than our peers, and with good earnings we are adding to capital and posting a return on assets and a return on equity well above the peer group. We remain well capitalized, and with these solid earnings, we are able to maintain the dividend at $0.78 per share for the year.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars except for per share amounts	12/31/2010	12/31/2009
Assets
Cash and due from banks	$13,272	$15,332
Time deposits in other banks	100	-
Securities available for sale	293,229	81,838
Securities to be held to maturity	107,380	190,537
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,443	15,443
Loans held for sale	2,806	2,876
Loans	887,596	952,492
Less allowance for loan losses	13,316	13,637
Net loans	874,280	938,855
Accrued interest receivable	5,263	4,889
Premises and equipment	18,980	18,331
Other real estate owned	4,929	5,345
Goodwill	27,684	27,684
Other assets	30,436	30,264
Total assets	$1,393,802	$1,331,394
Liabilities
Demand deposits	$74,032	$66,317
NOW deposits	119,823	114,955
Money market deposits	71,604	94,425
Savings deposits	100,870	90,873
Certificates of deposit	231,945	212,893
Certificates $100,000 to $250,000	338,452	287,051
Certificates $250,000 and over	37,792	56,153
Total deposits	974,518	922,667
Borrowed funds	257,330	249,778
Other liabilities	12,106	11,011
Total Liabilities	1,243,954	1,183,456
Shareholders’ equity
Preferred stock	24,705	24,606
Common stock	98	97
Additional paid-in capital	45,474	45,121
Retained earnings	81,701	78,450
Net unrealized loss on securities available-for-sale	(2,057)	(125)
Net unrealized loss on postretirement benefit costs	(73)	(211)
Total shareholders’ equity	149,848	147,938
Total liabilities & shareholders’ equity	$1,393,802	$1,331,394
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	9,773,025	9,744,170
Book value per share	$12.80	$12.66
Tangible book value per share	$9.97	$9.82

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Interest income
Interest and fees on loans	$43,903	$49,277	$10,561	$11,573
Interest on deposits with other banks	6	1	1	-
Interest and dividends on investments	13,351	13,291	3,780	2,903
Total interest income	57,260	62,569	14,342	14,476
Interest expense
Interest on deposits	10,297	11,872	2,598	2,469
Interest on borrowed funds	6,374	7,044	1,386	1,679
Total interest expense	16,671	18,916	3,984	4,148
Net interest income	40,589	43,653	10,358	10,328
Provision for loan losses	8,400	12,160	2,100	4,500
Net interest income after provision for loan losses	32,189	31,493	8,258	5,828
Non-interest income
Investment management and fiduciary income	1,455	1,331	339	333
Service charges on deposit accounts	2,838	2,516	644	762
Net securities gains	2	-	-	-
Mortgage origination and servicing income	1,796	2,341	890	428
Other operating income	3,044	6,566	738	2,706
Total non-interest income	9,135	12,754	2,611	4,229
Non-interest expense
Salaries and employee benefits	11,927	10,935	3,265	2,941
Occupancy expense	1,536	1,580	407	398
Furniture and equipment expense	2,209	2,273	538	573
FDIC insurance premiums	1,931	1,666	503	390
Net securities losses	-	150	-	3
Other than temporary impairment charge	-	916	-	-
Amortization of identified intangibles	283	283	70	70
Other operating expense	7,244	8,855	1,942	2,391
Total non-interest expense	25,130	26,658	6,725	6,766
Income before income taxes	16,194	17,589	4,144	3,291
Applicable income taxes	4,078	4,547	1,067	629
NET INCOME	$12,116	$13,042	$3,077	$2,662
Earnings per common share
Net income, as reported	$12,116	$13,042	$3,077	$2,662
Less dividends and amortization of premium on preferred stock	1,348	1,161	337	337
Net income available to common shareholders	$10,768	$11,881	$2,740	$2,325
Basic earnings per share	$1.10	$1.22	$0.28	$0.24
Diluted earnings per share	$1.10	$1.22	$0.28	$0.24

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands,	For the years ended		For the quarters ended
except for per share amounts	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Summary of Operations
Interest Income	$57,260	$62,569	$14,342	$14,476
Interest Expense	16,671	18,916	3,984	4,148
Net Interest Income	40,589	43,653	10,358	10,328
Provision for Loan Losses	8,400	12,160	2,100	4,500
Non-Interest Income	9,135	12,754	2,611	4,229
Non-Interest Expense	25,130	26,658	6,725	6,766
Net Income	12,116	13,042	3,077	2,662
Per Common Share Data
Basic Earnings per Share	$1.10	$1.22	$0.28	$0.24
Diluted Earnings per Share	1.10	1.22	0.28	0.24
Cash Dividends Declared	0.780	0.780	0.195	0.195
Book Value per Common Share	12.80	12.66	12.80	12.66
Tangible Book Value per Common Share	9.97	9.82	9.97	9.82
Market Value	15.79	15.42	15.79	15.42
Financial Ratios
Return on Average Equity (a)	9.53%	10.66%	9.45%	8.46%
Return on Average Tangible Common Equity (a)	10.83%	12.54%	10.72%	9.49%
Return on Average Assets (a)	0.89%	0.96%	0.88%	0.80%
Average Equity to Average Assets	11.20%	10.85%	11.14%	11.33%
Average Tangible Equity to Average Assets	9.15%	8.80%	9.13%	9.23%
Net Interest Margin Tax-Equivalent (a)	3.38%	3.66%	3.35%	3.54%
Dividend Payout Ratio	70.91%	63.93%	69.64%	81.25%
Allowance for Loan Losses/Total Loans	1.50%	1.43%	1.50%	1.43%
Non-Performing Loans to Total Loans	2.39%	1.95%	2.39%	1.95%
Non-Performing Assets to Total Assets	1.87%	1.80%	1.87%	1.80%
Efficiency Ratio	48.15%	43.39%	49.47%	44.46%
At Period End
Total Assets	$1,393,802	$1,331,394	$1,393,802	$1,331,394
Total Loans	887,596	952,492	887,596	952,492
Total Investment Securities	416,052	287,818	416,052	287,818
Total Deposits	974,518	922,667	974,518	922,667
Total Shareholders’ Equity	149,848	147,938	149,848	147,938
(a) Annualized using a 365-day basis

Use of Non-GAAP Financial Measures

Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which adjustments increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

The following table provides a reconciliation of tax-equivalent financial information to the Company’s consolidated financial statements, which have been prepared in accordance with GAAP. A 35.0% tax rate was used in both 2010 and 2009.

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net interest income as presented	$40,589	$43,653	$10,358	$10,328
Effect of tax-exempt income	2,281	2,395	577	608
Net interest income, tax equivalent	$42,870	$46,048	$10,935	$10,936

The Company presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from noninterest expenses, excludes securities gains from noninterest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation of between the GAAP and non-GAAP efficiency ratio:

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Non-interest expense, as presented	$25,130	$26,658	$6,725	$6,766
Net securities losses	-	(150)	-	(3)
Other than temporary impairment charge	-	(916)	-	-
Adjusted non-interest expense	25,130	25,592	6,725	6,763
Net interest income, as presented	40,589	43,653	10,358	10,328
Effect of tax-exempt income	2,281	2,395	577	608
Non-interest income, as presented	9,135	12,754	2,611	4,229
Effect of non-interest tax-exempt income	189	185	47	46
Net securities gains	2	-	-	-
Adjusted net interest income plus non-interest income	$52,196	$58,987	$13,593	$15,211
Non-GAAP efficiency ratio	48.15%	43.39%	49.47%	44.46%
GAAP efficiency ratio	50.54%	47.26%	51.85%	46.48%

The Company presents certain information based upon average tangible common equity instead of total average shareholders’ equity. The difference between these two measures is the Company’s preferred stock and intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Average shareholders' equity as presented	$151,740	$146,854	$153,803	$149,415
Less preferred stock	(24,606)	(24,452)	(24,681)	(24,582)
Less intangible assets	(27,684)	(27,684)	(27,684)	(27,684)
Average tangible common equity	$99,450	$94,718	$101,438	$97,149

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

Additional Information

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.